  Exhibit 99.1

SPARK NETWORKS® REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

LOS ANGELES, Calif., March 21, 2017 -- Spark Networks, Inc. (NYSE MKT: LOV) reported fourth quarter and full year 2016 financial results today.

“We made clear progress in the fourth quarter to improve profitability and implement a unified technology platform across our networks as we work to reposition the business for the future,” said Danny Rosenthal, Chief Executive Officer of Spark Networks. “The significant improvement in adjusted EBITDA in Q4 reflects our actions to reduce costs as we focus on driving operational efficiency and profitable growth in the future.

“We expect 2017 will be a transformational year for Spark. Our priorities are clear: operating profitably, relaunching our technology platform and driving future growth through effective marketing investments. Importantly, we are on track to deliver our new technology platform and re-launch JDate in Q2 and Christian Mingle in Q3. We have more work to do, but with our new platform in place and our focus on operating efficiently, we will be well-positioned to invest behind data-driven marketing programs that enable us to connect customers and drive future growth and value creation.”

Key Quarterly Metrics

	Q4 2016	Q3 2016	Q4 2015
Revenue	$7.7 Million	$8.4 Million	$10.7 Million
Contribution1	$7.1 Million	$7.2 Million	$6.8 Million
Net Loss	$(3.7) Million	$(94) Thousand	$(1.2) Million
Adjusted EBITDA2	$1.8 Million	$1.5 Million	$116 Thousand
Cash Balance	$11.4 Million	$11.3 Million	$6.6 Million
Period Ending Subs3	142,372	158,233	200,023
Avg. Paying Subs3	150,675	173,564	199,781
ARPU	$16.89	$15.81	$17.26

Fourth Quarter 2016 Financial Results

Revenue: For the fourth quarter of 2016, total revenue was $7.7 million, a decrease of 28% compared to the year ago period, and an 8% decrease from the prior quarter. The year over year decrease was primarily driven by decreases in both average paying subscribers and average revenue per user (“ARPU”). The sequential decrease was driven by decreases in average paying subscribers, reflecting reduced direct marketing investment in the Jewish and Christian Networks. These decreases were partially offset by a 7% sequential increase in ARPU from the prior quarter.

Contribution: Contribution was $7.1 million in the quarter, an increase of 4% compared to the year ago period, and a 1% decrease from the prior quarter. Our contribution margin increased to 91% from 85% in the prior quarter and 64% in the year ago period. Total direct marketing expenses decreased 83% to $673,000 in the fourth quarter of 2016 as compared to $3.9 million in the prior year period.

Net Loss: Net Loss was $(3.7) million in the quarter, a $(2.5) million decline versus the year ago period and a $(3.6) million decrease from the prior quarter. In the fourth quarter, the Company recognized $4.5 million of non-cash intangible and long-lived asset impairment expense. $4.2 million of the impairment expense was related to goodwill and intangible assets within our Jewish Networks reporting unit.

Adjusted EBITDA: For the fourth quarter of 2016, Adjusted EBITDA was $1.8 million, an increase of $1.7 million versus the year ago period and a $252,000 increase from the prior quarter. Current period Adjusted EBITDA does not include $4.5 million of non-cash intangible and long-lived asset impairment expense.

Cash: Cash provided by operating activities in the fourth quarter was $568,000. At December 31, 2016, the Company had $11.4 million in cash and cash equivalents, compared to $11.3 million at the end of the prior quarter. At quarter end, the Company had no outstanding debt.

Key Annual Metrics
	2016	2015
Revenue	$35.1 Million	$48.1 Million
Contribution1	$26.7 Million	$28.4 Million
Net Loss	$(6.9) Million	$(1.4) Million
Adjusted EBITDA2	$2.5 Million	$2.8 Million
Cash Balance	$11.4 Million	$6.6 Million
Period Ending Subs3	142,372	200,023
Avg. Paying Subs3	178,407	203,557
ARPU	$16.13	$18.92

Full Year 2016 Financial Results

Revenue: For the full year 2016, total revenue was $35.1 million, a decrease of 27.1% compared to the year ago period. The year over year decrease was primarily driven by 10.3% and 13.4% decreases in average paying subscribers for the Jewish and Christian Networks segments, respectively, coupled with decreases in ARPU of 17.2% and 14.0%, within these segments, respectively.

Contribution: For the full year 2016, contribution was $26.7 million, a decrease of 6% compared to the year ago period. Our contribution margin increased to 76% from 59% in the year ago period. The margin expansion was primarily driven by our Christian Networks, which increased contribution margin to 67% from 39% in the year ago period.

Net Loss: For the full year 2016, Net Loss was $(6.9) million, a $(5.5) million decline versus the year ago period. In 2016, the Company recognized $4.6 million of non-cash intangible and long-lived asset impairment expense. $4.2 million of the impairment expense was related to goodwill and intangible assets within our Jewish Networks reporting unit.

Adjusted EBITDA: For the full year 2016, Adjusted EBITDA was $2.5 million, a decrease from $2.8 million in the year ago period. Current period Adjusted EBITDA does not include $1.2 million of severance payments and $4.6 million of non-cash intangible and long-lived asset impairment expense.

Cash: Cash used in operating activities in 2016 was $1.4 million. At December 31, 2016, the Company had $11.4 million in cash and cash equivalents, compared to $6.6 million at the end of 2015. At year end, the Company had no outstanding debt.

SPARK NETWORKS, INC.
SEGMENT4 RESULTS FROM OPERATIONS
(in thousands except subscriber and ARPU information)

	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q4 '16 v. Q4 '15	Q4 '16 v. Q3 '16

Revenue
Jewish Networks	$3,136	$3,322	$3,628	$3,995	$4,299	-27.1%	-5.6%
Christian Networks	4,262	4,673	5,044	5,405	5,940	-28.2%	-8.8%
Other Networks	335	385	413	438	446	-24.8%	-13.0%
Offline & Other Businesses	10	11	13	21	20	-49.9%	-9.1%
Total Revenue	$7,743	$8,391	$9,098	$9,859	$10,705	-27.7%	-7.7%

Direct Mktg. Exp.
Jewish Networks	$316	$420	$372	$497	$648	-51.2%	-24.7%
Christian Networks	316	750	1,001	4,420	3,111	-89.8%	-57.9%
Other Networks	41	60	105	120	129	-68.4%	-31.7%
Total Direct Mktg. Exp.	$673	$1,230	$1,478	$5,038	$3,888	-82.7%	-45.3%

Contribution
Jewish Networks	$2,820	$2,902	$3,256	$3,497	$3,652	-22.8%	-2.8%
Christian Networks	3,946	3,923	4,043	985	2,829	39.5%	0.6%
Other Networks	294	325	308	318	316	-7.0%	-9.4%
Offline & Other Businesses	10	11	13	20	20	-49.9%	-8.0%
Total Contribution	$7,070	$7,161	$7,620	$4,821	$6,817	3.7%	-1.3%

Period Ending Subs
Jewish Networks	51,519	52,952	59,868	63,982	65,004	-20.7%	-2.7%
Christian Networks	82,163	95,047	112,895	122,935	123,800	-33.6%	-13.6%
Other Networks	8,690	10,234	10,915	11,321	11,219	-22.5%	-15.1%
Total Period Ending Subs.	142,372	158,233	183,678	198,238	200,023	-28.8%	-10.0%

Average Paying Subs.
Jewish Networks	52,493	57,684	61,732	63,930	64,627	-18.8%	-9.0%
Christian Networks	88,774	105,108	117,024	124,180	123,888	-28.3%	-15.5%
Other Networks	9,408	10,772	11,182	11,341	11,266	-16.5%	-12.7%
Total Avg. Paying Subs.	150,675	173,564	189,938	199,451	199,781	-24.6%	-13.2%

ARPU
Jewish Networks	$18.58	$18.79	$19.33	$20.46	$21.82	-14.8%	-1.1%
Christian Networks	15.75	14.60	14.09	14.17	15.25	3.3%	7.9%
Other Networks	11.55	11.69	12.15	12.52	12.72	-9.2%	-1.2%
Total ARPU5	$16.89	$15.81	$15.70	$16.12	$17.26	-2.2%	6.8%

Distribution of New Subscription Purchases6

	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015

Jewish Networks
1 month plans	45.7%	32.6%	28.2%	26.4%	32.8%
3 month plans	20.4%	18.4%	19.2%	17.0%	19.8%
6 month plans	33.9%	49.0%	52.6%	56.6%	47.3%
	100.0%	100.0%	100.0%	100.0%	100.0%

Christian Networks
1 month plans	52.7%	36.5%	39.2%	32.9%	38.5%
3 month plans	27.0%	22.4%	25.7%	20.5%	21.6%
6 month plans	20.3%	41.1%	35.1%	46.7%	39.9%
	100.0%	100.0%	100.0%	100.0%	100.0%

Other Networks
1 month plans	60.1%	51.1%	52.2%	55.8%	59.9%
3 month plans	10.5%	9.5%	10.8%	11.6%	10.6%
6 month plans	29.4%	39.4%	37.1%	32.6%	29.6%
	100.0%	100.0%	100.0%	100.0%	100.0%

Composition of Average Paying Subscriber Base7

	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015

Jewish Networks
First Time Subscribers	22.0%	23.7%	24.6%	24.7%	23.1%
Winback Subscribers	33.0%	34.6%	34.0%	32.5%	32.0%
Renewal Subscribers	44.9%	41.7%	41.4%	42.8%	44.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Christian Networks
First Time Subscribers	37.2%	39.9%	42.0%	43.1%	41.3%
Winback Subscribers	25.1%	26.4%	26.0%	24.6%	23.7%
Renewal Subscribers	37.7%	33.7%	32.0%	32.3%	35.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Other Networks
First Time Subscribers	29.8%	32.7%	33.0%	31.9%	30.0%
Winback Subscribers	22.2%	22.9%	22.4%	21.7%	21.0%
Renewal Subscribers	48.0%	44.4%	44.6%	46.4%	49.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Investor Conference Call

The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-705-6003

International:                     1-201-493-6725

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company’s website at http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until April 4, 2017.

Replay

Toll-Free (United States): 1-844-512-2921

International:                     1-412-317-6671

Passcode:                           13653078

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements regarding the Company’s new strategy and the expected benefits to the Company of its new strategy, statements regarding the expected launch of new versions of JDate and Christian Mingle in 2017 on a new technology platform, and statements regarding the Company’s efforts to engage customers through data-driven marketing investments that support future growth.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, our ability to: successfully implement our strategy to stabilize our subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain our paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company's filings with the Securities and Exchange Commission (“SEC”), and in the Company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), JSwipe (www.jswipeapp.com), CROSSPATHS (www.crosspathsapp.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:
Robert O’Hare
rohare@spark.net

1 “Contribution” is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

2 The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This non-GAAP measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of the Adjusted EBITDA for the three and twelve months ended December 31, 2016 and December 31, 2015 can be found in the table below.

“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of intangible and long-lived assets, non-cash currency translation adjustments for an inter-company loan and non-recurring significant executive and non-executive severance, and acquisition costs.

3 "Paying Subscribers" are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Period ending subscribers for each quarter represent the paying subscriber count as of the last day of the period. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period. The calculation excludes results from the Company’s HurryDate business due to its relative size.

4 In accordance with Segment Reporting guidance, the Company’s financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of JDate, JDate.co.il, JDate.fr, JDate.co.uk, Cupid.co.il, and JSwipe. The Christian Networks segment consists of ChristianMingle, CrossPaths, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com. The Other Networks segment consists of Spark.com and related other general market websites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

5 ARPU is defined as average revenue per user per month. Total ARPU excludes results from the Company’s HurryDate business due to its relative size.

6 One month plans may also include a small amount of two month plans. Three month plans may include a small amount of four month plans. Six month plans may include a small amount of twelve month plans.

7 Represents the composition of average paying subscribers in the period. First Time Subscribers are defined as those subscribers that have never purchased a subscription from the Company for that reporting segment. Winback Subscribers are defined as those individuals who have purchased a subscription from the Company for that reporting segment, allowed their subscription to lapse, and subsequently purchased a subscription from the Company for that reporting segment. Renewal Subscribers are defined as those subscribers that have auto-renewed a subscription from the Company for that reporting segment. Figures exclude results from JSwipe and CrossPaths.

SPARK NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$11,360	$6,565
Restricted cash	454	747
Accounts receivable (net of allowance for doubtful accounts of $0 and $99 at December 31, 2016 and 2015, respectively)	525	790
Prepaid expenses and other	1,408	1,341
Total current assets	13,747	9,443
Property and equipment, net	4,494	5,584
Goodwill	10,523	14,450
Intangible assets, net	2,950	3,451
Deposits and other assets	103	148
Total assets	$31,817	$33,076
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	819	1,749
Accrued liabilities	2,590	3,854
Deferred revenue	4,005	5,834
Total current liabilities	7,414	11,437
Deferred tax liability - non-current	2,092	2,136
Other liabilities	246	537
Total liabilities	9,752	14,110
Commitments and Contingencies (Note 11)
Stockholders' equity:
10,000,000 shares of Preferred Stock, $0.001 par value, 450,000 of which are designated as Series C Junior Participating Cumulative Preferred Stock, with no shares of Preferred Stock issued or outstanding	-	-
100,000,000 shares of Common Stock, $0.001 par value, with 31,983,545 and 25,845,879 shares of Common Stock issued and outstanding at December 31, 2016 and 2015, respectively:	32	27
Additional paid-in-capital	87,198	77,188
Accumulated other comprehensive income	713	739
Accumulated deficit	(65,878)	(58,988)
Total stockholders' equity	22,065	18,966
Total liabilities and stockholders' equity	$31,817	$33,076

SPARK NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	For the Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenue	$7,743	$10,705	$35,091	$48,135
Cost and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	1,647	5,017	12,852	24,075
Sales and marketing	854	1,242	4,789	4,137
Customer service	545	826	2,901	3,065
Technical operations	350	388	1,371	1,024
Development	748	1,059	3,920	4,037
General and administrative	2,038	2,675	8,991	10,379
Depreciation	1,038	604	3,234	2,211
Amortization of intangible assets	69	78	293	108
Impairment of intangible and long-lived assets	4,480	65	4,629	197
Total cost and expenses	11,769	11,954	42,980	49,233
Operating loss	(4,026)	(1,249)	(7,889)	(1,098)
Interest expense and other, net	138	16	29	96
Loss before benefit for income taxes	(4,164)	(1,265)	(7,918)	(1,194)
Income tax benefit	(447)	(23)	(1,028)	243
Net loss	(3,717)	(1,242)	(6,890)	(1,437)
Basic and diluted loss per share	$(0.12)	$(0.05)	$(0.24)	$(0.06)
Shares used in computation of basic and diluted net loss per share	31,895	25,675	28,232	25,170

Stock-based compensation:

Sales and marketing	6	28	33	47
Customer service	4	-	12	-
Technical operations	(1)	-	11	-
Development	10	4	28	12
General and administrative	179	238	898	723
Total stock-based compensation	$198	$270	$982	$782

Reconciliation of Net Loss to Adjusted EBITDA:

Net Loss	$(3,717)	$(1,242)	$(6,890)	$(1,437)
Interest expense	31	33	83	68
Income tax (benefit) provision	(447)	(23)	(1,028)	243
Depreciation	1,038	605	3,234	2,211
Impairment of intangible and long-lived assets	4,480	65	4,629	197
Amortization of intangible assets	69	78	293	108
Non-cash currency translation adjustments	100	(24)	(66)	15
Stock-based compensation	198	270	982	782
Non-recurring financing, acquisition, and severance costs	-	354	1,234	644
Adjusted EBITDA	$1,752	$116	$2,471	$2,831